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                    May 26, 2020

       Alon Mualem
       Chief Financial Officer
       ELTEK LTD
       20 Ben Zion Gelis Street
       Sgoola Industrial Zone
       Petach Tikva 4927920, Israel

                                                        Re: ELTEK LTD
                                                            Form 20-F For the
Year Ended December 31, 2019
                                                            Filed April 27,
2020
                                                            File No. 000-28884

       Dear Mr. Mualem:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing